ESCROW AGREEMENT, dated as of December 27, 1999, among WARSHAW BURSTEIN
COHEN SCHLESINGER & KUH, LLP, ("Escrow Agent"), C. LEONARD GORDON ("Seller"), and BIOFIELD CORP., a Delaware corporation ("Biofield").

                                    RECITALS

     Concurrently with the execution hereof, Biofield is issuing and selling to David M. Long, Jr., M.D., Ph.D. ("Dr. Long") and certain other persons shares of Biofield common stock, and Seller and Margot Gordon are selling to Dr. Long additional shares of Biofield common stock.

     As of the date hereof, Biofield has directors and officers liability insurance with $3,000,000 policy limits written by Zurich-American Insurance Company, Policy No. DOC 8481372 04, for a policy period ending March 17, 2000 (the "Current Policy"). On the date of this Escrow Agreement, the sum of $163,000 is being deposited with Escrow Agent in escrow, of which $53,700 is being deposited by Seller and $109,300 is being deposited by Biofield.

     The parties wish to set forth the terms and conditions under which Escrow Agent shall disburse the escrow funds and interest, if any, earned thereon.

     NOW, THEREFORE, it is agreed as follows:

     1. Escrow Agent agrees to act as escrow agent hereunder. On the date of this Escrow Agreement, the sum of $163,000 is being deposited with Escrow Agent in escrow, of which $53,700 is being deposited by Seller and $109,300 is being deposited by Biofield. All funds deposited with Escrow Agent, together with interest income and investment proceeds thereon, are referred to herein as the "Escrow Funds." The Escrow Funds shall be held in trust and shall not be subject to lien or attachment by any creditor (including the Escrow Agent except as may be contemplated by Section 12 of this Agreement) of any party hereto, and shall be used solely for the purpose set forth in this Agreement.

     2. If, no less than twenty (20) days prior to the last day of the policy period of the Current Policy, Biofield delivers to Escrow Agent and to Seller a notice that the Current Policy is intended to be renewed, without lapse, for an additional year (i.e., until March 17, 2001) on terms substantially similar to the Current Policy, which notice sets forth all material changes, if any, to such coverage in appropriate detail (it being understood that a policy shall not be considered "substantially similar" for purposes of this Section 2 if the policy differs materially from the Current Policy in covering acts for which

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officers and directors of Biofield prior to the date hereof are being insured by the insurance company, or if the policy limits are less than $3,000,000), or, alternatively, if no less than twenty (20) days prior to the last day of the policy period of the Current Policy, Biofield delivers to Escrow Agent and to Seller a notice that sets forth all material terms, in appropriate detail, of a new directors and officers liability insurance policy which Biofield intends to obtain on terms substantially similar to the Current Policy (a "Substitute Policy") covering, without lapse, each of the persons who were officers or directors of Biofield prior to the date hereof, then Escrow Agent shall disburse $27,166 to Biofield upon delivery by Biofield to Escrow Agent of satisfactory proof that the Current Policy has been so renewed or that such Substitute Policy has been so obtained, unless Seller within such twenty (20) day period shall have objected to such disbursement for failure to obtain substantially similar terms or for failure otherwise to satisfy the above conditions (stating the facts surrounding the applicable failure with particularity) by notice to Escrow Agent.

     3. If, in accordance with Section 2 above, Biofield has obtained satisfactory officers and directors liability insurance for such additional year, and if, no less than twenty (20) days prior to the last day of the policy period of the then current policy (the "Renewal Policy"), Biofield delivers to Escrow Agent and to Seller a notice that the Renewal Policy is intended to be renewed, without lapse, for an additional year (i.e., until March 17, 2002) on terms substantially similar to the Renewal Policy, which notice sets forth all material changes to such coverage in appropriate detail (it being understood that a policy shall not be considered "substantially similar" for purposes of this Section 3 if the policy differs materially from the Renewal Policy in covering acts for which officers and directors of Biofield prior to the date hereof are being insured by the insurance company, or if the policy limits are less than $3,000,000), or, alternatively, if no less than twenty (20) days prior to the last day of the policy period of the Renewal Policy, Biofield delivers to Escrow Agent and to Seller a notice that sets forth all material terms, in appropriate detail, of a new directors and officers liability insurance policy which Biofield intends to obtain on terms substantially similar to the Renewal Policy (a "New Substitute Policy") covering, without lapse, each of the persons who were officers or directors of Biofield prior to the date hereof, then Escrow Agent shall disburse $27,166 to Biofield upon delivery by Biofield to Escrow Agent of satisfactory proof that the Renewal Policy has been so renewed or that such New Substitute Policy has been so obtained, unless Seller within such twenty (20) day period shall have objected to such disbursement for failure to obtain substantially similar terms or for failure otherwise to satisfy the above conditions (stating the facts surrounding the applicable failure with particularity) by notice to Escrow Agent.

     4. If, in accordance with Section 3 above, Biofield has obtained satisfactory officers and directors liability insurance for such additional year, and if, no less than twenty (20) days prior to the last day of the policy period of the then current policy (the "Then Renewal Policy"), Biofield delivers

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to Escrow Agent and to Seller a notice that the Then Renewal Policy is intended to be renewed, without lapse, for an additional year (i.e., until March 17, 2003) on terms substantially similar to the Then Renewal Policy, which notice sets forth all material changes to such coverage in appropriate detail (it being understood that a policy shall not be considered "substantially similar" for purposes of this Section 4 if the policy differs materially from the Then Renewal Policy in covering acts for which officers and directors of Biofield prior to the date hereof are being insured by the insurance company, or if the policy limits are less than $3,000,000), or, alternatively, if no less than twenty (20) days prior to the last day of the policy period of the Then Renewal Policy, Biofield delivers to Escrow Agent and to Seller a notice that sets forth all material terms, in appropriate detail, of a new directors and officers liability insurance policy which Biofield intends to obtain on terms substantially similar to the Then Renewal Policy (a "Further Substitute Policy") covering, without lapse, each of the persons who were officers or directors of Biofield prior to the date hereof, then Escrow Agent shall disburse all remaining Escrow Funds to Biofield upon delivery by Biofield to Escrow Agent of satisfactory proof that the Then Renewal Policy has been so renewed or that such Further Substitute Policy has been so obtained, unless Seller within such twenty
(20) day period shall have objected to such disbursement for failure to obtain substantially similar terms or failure otherwise to satisfy the above conditions (stating the facts surrounding the applicable failure with particularity) by notice to Escrow Agent.

     5. Biofield shall deliver to Seller and Escrow Agent a notice no less than ten (10) business days prior to the date that the directors and officers insurance policy then in effect covering each of the persons who were officers or directors of Biofield prior to the date hereof will lapse. If, at any time while Escrow Agent has any Escrow Funds under its control, Escrow Agent receives
(a) notice from Seller, with evidence that such notice has been delivered to Biofield, that the Biofield directors and officers insurance policy covering each of the persons who were officers or directors of Biofield prior to the date hereof (i) will lapse within ten (10) business days and will not be replaced by Biofield (prior to lapse) with appropriate replacement insurance as contemplated by this Agreement, or (ii) has lapsed, and (b) a request from Seller (with evidence that a copy of such request has been delivered to Biofield) to disburse a portion or all of the Escrow Funds to purchase "tail" officer and director insurance covering each of such persons who were officers or directors of Biofield prior to the date hereof for a period extending not more than six (6) years after the date of this Agreement and for an amount of coverage which is not more than the amount of coverage in the Current Policy, then Escrow Agent shall disburse such requested amount of Escrow Funds to Seller, or as Seller directs, to pay for such "tail" officer and director insurance, unless Biofield, within such ten (10) business day period shall have objected to such disbursement for failure to satisfy the above conditions (stating the facts surrounding the applicable failure with particularity) by notice to Escrow Agent.

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     6.  If either Biofield or Seller shall have timely objected to any requested disbursement pursuant to Section 2, 3, 4 or 5 above, then Escrow Agent shall have a right to make a payment from the Escrow Funds to the requesting party only in accordance with (a) a joint written direction from Biofield and Seller or (b) a final order of a court of competent jurisdiction promptly following the delivery of such joint written direction or of a copy of such court order to Escrow Agent.

     7. Escrow Agent shall deposit the Escrow Funds in any account it maintains (and which shall be under its control) with any bank for third parties or escrow funds. Escrow Agent may, but need not, deposit the Escrow Funds in an interest bearing account or in any of the following, under Escrow Agent's control, as directed by Biofield:

         (a) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof;

         (b) certificates of deposit or interest bearing accounts with banks or corporations endowed with trust powers having capital and surplus in excess of Five Hundred Million Dollars ($500,000,000);

         (c) commercial paper that at the time of investment is rated A-1 by Standard & Poor's Corporation or Prime-1 by Moody's Investors Service, Inc.;

         (d) repurchase agreements with any bank or corporation described in clause (b) fully secured by obligations described in clause (a); or

         (e) money market mutual funds.

     8. If Escrow Agent shall receive from Biofield and Seller instructions with respect to the Escrow Funds which, in the opinion of Escrow Agent, are in conflict, Escrow Agent may, but shall not be required to, refrain from taking any action with respect thereto unless it is otherwise specifically directed by Biofield and Seller, or by a final order of a court of competent jurisdiction as to which the time for appeal has expired without an appeal having been made. If any dispute or difference shall arise between Biofield and Seller, or if any conflicting demand shall be made upon Escrow Agent, which Escrow Agent determines to recognize, then Escrow Agent shall have the right to retain the Escrow Funds, or any part of it, and await the outcome of such dispute, difference, demand or other controversy by final legal proceedings or otherwise, as Escrow Agent may deem appropriate, or Escrow Agent may institute such interpleader or other action or proceeding as it may deem proper. In the event that Escrow Agent institutes an interpleader action, it may, after deducting all of its costs and expenses, including, but not limited to, reasonable attorneys'

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fees and disbursements incurred in connection therewith, deposit any or all of the Escrow Funds and interest accrued thereon which it is holding or which is under its control in any court of appropriate jurisdiction after giving the other parties hereto notice stating that it is taking such action; and thereupon Escrow Agent shall be fully relieved and discharged of any further duties hereunder.

     9. Escrow Agent shall be liable only for its own willful misconduct or gross negligence and not for any act done or omitted by it in good faith. Escrow Agent may rely, and shall be protected in acting or refraining from acting, upon any notice, instruction or request, furnished to it hereunder and believed in good faith by it to be genuine. If Escrow Agent receives any notice under which some action is to be taken by it, it shall not be required to act thereon until it has had an opportunity, if it so desires, to investigate the authenticity of such notice. Escrow Agent has executed this Agreement solely in order to acknowledge receipt of the Escrow Funds and to confirm that Escrow Agent will hold same in escrow pursuant to the provisions of this Agreement. Escrow Agent shall not have any duties or responsibilities except those set forth in this Agreement. Escrow Agent's obligations hereunder shall be as a depository only, and Escrow Agent shall not be responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any notice, written instructions or other instrument furnished to it or deposited with it, or for the form of execution of any thereof, or for the identity, authority or rights of any person executing, furnishing or depositing same except to the extent of its gross negligence or willful misconduct.

     10. Escrow Agent has the right to, and may, resign and be discharged from its duties hereunder by giving at least thirty (30) days' prior notice to the other parties hereto of such resignation, specifying a date when such resignation shall take effect. If the other parties hereto do not make a unanimous appointment of a substitute escrow agent prior to the effective date of Escrow Agent's resignation, Escrow Agent may deposit the Escrow Funds then being held by it or which is under its control with a court of appropriate jurisdiction after giving the other parties hereto notice stating that it is taking such action; and thereupon Escrow Agent shall be fully relieved and discharged of any further duties hereunder.

     11. Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken in accordance with the opinion of such counsel.

     12. Escrow Agent shall be reimbursed from the Escrow Fund, after notice to Biofield and Seller for any out-of-pocket cost and expenses (including, without limitation, reasonable attorneys fees and disbursements) incurred by it in connection with its duties under this Escrow Agreement and shall have a first lien on the Escrow Funds to pay any such costs and expenses. So long as Escrow Agent is acting as counsel for Biofield, it shall not separately charge the Escrow Funds for its escrow services.

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     13. Seller and Biofield, jointly and severally, agree to indemnify Escrow
Agent against, and hold it harmless from, any loss, liability, damage, cost or expense incurred by Escrow Agent arising out of, or in connection with, this Escrow Agreement, including the costs and expenses of defending itself against any claim of liability except for liability or expense resulting from the willful misconduct or gross negligence of Escrow Agent. Any such liability of Seller hereunder shall be limited to $53,700, unless such liability arises from Escrow Agent defending itself against a claim instituted by Seller.

     14. (a) All notices, instructions, consents, claims, designations, directions and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given and received if given personally with receipt acknowledged or first class registered or certified mail, return receipt requested, postage prepaid, and mailed in New York State, or sent via a recognized overnight courier for next day delivery, addressed to the parties as follows:

     If to the Escrow Agent:

     Warshaw Burstein Cohen Schlesinger & Kuh, LLP
     555 Fifth Avenue
     New York, New York 10017
     Attn: Arthur A. Katz, Esq.

     If to the Seller:

     C. Leonard Gordon
     360 Lexington Avenue
     New York, New York 10017-6502
     Facsimile No.: (212) 599-4496

     with a copy to:

     Mintz & Gold
     444 Park Avenue South
     New York, NY 10016
     Attention: Harvey J. Horowitz, Esq.
     Facsimile No.: (212) 696-1231

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     If to Biofield:

     c/o David M. Long, Jr., M.D., Ph.D.
     2737 Via Orange Way, Suite 108
     Spring Valley, CA 91978-1750
     Facsimile No.: (619) 670-3170

         (b) All such notices and communications shall be deemed to have been given and received on the earlier of (i) when given personally with receipt acknowledged, (ii) one day after being sent by overnight courier, or (iii) on the second business day after the mailing thereof as aforesaid, and provided, however, that notices of change of address shall not be effective until actually received or offered to the addressee by the Postal Service, if refused.

     15. Each of Biofield and Seller agrees not to commence any litigation against Escrow Agent unless (a) three business days have elapsed beyond any and all notice periods which either party is required to give the other pursuant to
Section 14 of this Agreement, (b) the Escrow Agent has not submitted its written resignation as escrow agent hereunder in accordance with Section 10 of this Agreement, and (c) the Escrow Agent has committed gross negligence or willful misconduct; and if litigation is commenced against the Escrow Agent without satisfying all of the conditions set forth in clauses (a), (b) and (c) above, the party commencing such litigation shall pay all of the costs and expenses of the Escrow Agent in connection therewith.

     16. Seller acknowledges that the Escrow Agent currently is acting as counsel to David M. Long Jr., Raymond Long and certain of their associated entities, and may in the future act as counsel to Biofield, and agrees that if any dispute arises in any situation between Seller or any of its affiliates on the one hand, and Biofield or any of the foregoing parties, on the other, Seller will waive any apparent conflict of interest should Escrow Agent represent any of such parties, and Seller will use its best efforts to have Seller's affiliates similarly waive such conflict; PROVIDED, HOWEVER, that at the time, if any, when a controversy arises between such parties with respect to the Escrow Funds or the delivery thereof hereunder, and one of such parties delivers written notice to the Escrow Agent requesting that the Escrow Agent resigns as escrow agent hereunder, then such conflict shall be waived only if the Escrow Agent submits its written resignation as escrow agent hereunder and thereafter refrains from any further actions as escrow agent hereunder.

     17. This Escrow Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, among the parties hereto with respect to the subject matter thereof.

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     18. This Escrow Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and assigns. Nothing in this Escrow Agreement, expressed or implied, is intended to or shall
(a) confer on any person other than the parties hereto, or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Escrow Agreement, or (b) constitute the parties hereto as participants in a joint venture. No party hereto may assign this Escrow Agreement or its rights hereunder without the prior written consent of the other parties hereto, and any such attempted assignment shall be null and void.

     19. This Escrow Agreement may not be modified or amended except by an instrument or instruments in writing signed by all of the parties. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of New York. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Escrow Agreement to be duly executed as of the date first above written.

WARSHAW BURSTEIN COHEN
SCHLESINGER & KUH, LLP

By: /s/ ARTHUR A. KATZ
   -------------------------
   Arthur A. Katz, Partner

                                        BIOFIELD CORP.

                                        By:-------------------------


                                           /s/ C. LEONARD GORDON
                                           -------------------------
                                           C. Leonard Gordon

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